EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

STONE CONSULTING SERVICES, INC.

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the ‘General Corporation Law of the State of Delaware’), hereby certifies that:

FIRST:  The name of the corporation is STONE CONSULTING SERVICES, INC. (hereinafter called the “Corporation”).

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Fifty five million (55,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock and Five million (5,000,000) shares shall be Preferred Stock, each with a par value of $.001 per share. Except as otherwise required by statute, the designations and the powers, preferences and rights, and the qualifications or restrictions thereof, of any class or classes of stock or any series of any class of stock of the Corporation may be determined from time to time by resolution or resolutions of the Board of Directors.

FIFTH:  The name and the mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Eliot M. Lutzker	Phillips Nizer LLP 666 Fifth Avenue, 28th Floor New York, NY 10103-0084

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

NINTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

TENTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Dated as of December 11, 2006.

Date:	/s/Eliot M. Lutzker
Eliot M. Lutzker, Esq. Incorporator c/o Phillips Nizer LLP 666 Fifth Avenue, 28th Floor New York, NY 10103-0084